UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
MEDASSETS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022

April 30, 2009
Dear Stockholders:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of MedAssets, Inc. on May 28, 2009 at 11:00 a.m. local time, at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022. The purpose of the meeting is to elect three Class II directors and ratify the appointment of our independent registered public accounting firm.

The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide details on the matters on which you are being asked to vote. Also enclosed is a proxy/voting instruction card as well as a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to vote promptly through our internet site (www.medassets.com), by telephone or by completing and returning the enclosed proxy card in the enclosed return envelope, to ensure that your shares will be represented at the meeting. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

Sincerely yours,

John A. Bardis
Chairman, President and Chief Executive Officer

MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2009

To the Stockholders of MedAssets, Inc.:

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of MedAssets, Inc., a Delaware corporation (the “Company”), will be held at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, on May 28, 2009 at 11:00 a.m. local time, for the following purposes:

1. to elect three Class II directors to serve for a three-year term until the annual meeting of the Company’s stockholders to be held in 2012;

2. to ratify the appointment by the Board of Directors of the Company of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and

3. to transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 23, 2009 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, in the Investor Relations office at the Company’s address listed above.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed. Alternatively for your convenience, you can cast your vote on the internet through our Company website (www.medassets.com) or by telephone.

By order of the Board of Directors,

Jonathan H. Glenn
Executive Vice President, Chief Legal and
Administrative Officer and Corporate Secretary

April 30, 2009

MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022

PROXY STATEMENT

GENERAL

The Board of Directors of MedAssets, Inc. (the “Company”) is furnishing this proxy statement (the “Proxy Statement”) to all stockholders of record in connection with its solicitation of proxies for the annual meeting of stockholders of the Company (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters in Alpharetta, Georgia, located at 200 North Point Center East, Suite 200, on May 28, 2009 at 11:00 a.m., local time. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being mailed to all stockholders with this Proxy Statement. The Company’s Annual Report is also available on the Internet in the Investor Relations section of the Company’s website (www.medassets.com). The approximate mailing date of this Proxy Statement is April 30, 2009.

Proxy Information

Proxies in the form enclosed are being solicited by, or on behalf of, the Company’s Board of Directors (the “Board of Directors” or the “Board”). The persons named in the accompanying form of proxy have been designated as proxies by the Board of Directors.

The Board unanimously recommends a vote: (i) FOR the nominees for election as Class II directors of the Company listed herein; and (ii) FOR the ratification of the appointment by the Board of Directors of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

Stockholders who submit proxies may revoke them at any time before they are voted by either submitting a new proxy or by personal ballot at the Annual Meeting.

Record Date and Voting

As of April 23, 2009, the Company had outstanding 55,417,549 shares of common stock, par value $.01 per share, entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on April 23, 2009 will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card, to vote in person at the Annual Meeting, to vote by telephone or to vote promptly through our internet site (www.medassets.com).

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” These proxy materials are being forwarded to you by your broker, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Under Delaware law and the Company’s by-laws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Abstentions and broker non-votes are considered to be shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under Delaware law, the Company’s certificate of incorporation and the by-laws, directors are elected (as described in Proposal No. 1 below) by a plurality of the votes cast, either in person or by proxy, at the Annual Meeting and the appointment of our independent auditors (as described in Proposal No. 2 below) must be ratified by the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. Abstentions and broker non-votes are not counted as votes present for the purpose of electing directors. Brokers do not have discretionary voting power with respect to this election of directors. With respect to the matters other than the election of directors, broker non-votes are not considered to be shares present, but abstentions are considered to be shares present and, therefore, abstentions will have the effect of votes against the proposal.

Stockholders of record may appoint proxies to vote their shares by signing, dating and mailing the enclosed proxy card in the envelope provided. Proxies will be voted as directed, unless revoked at or before the Annual Meeting. Any stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a stockholder advises the Corporate Secretary of the revocation in a writing, including a later-dated proxy, that is received by the Corporate Secretary on or before May 28, 2009.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides summary information regarding the beneficial ownership of shares of our common stock as of April 23, 2009 by (i) each of our directors and director nominees, (ii) each of our executive personnel who have been deemed named executive officers, or “NEOs” pursuant to SEC rules, (iii) all of our NEOs and directors as a group and (iv) each person or group known to the Company to beneficially own more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules promulgated by the Securities and Exchange Commission, or the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our common stock is based on 56,087,396 issued shares of our common stock outstanding as of April 23, 2009.

Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them.

		Percentage of
	Number of Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned

NEOs and Directors(2)
John A. Bardis(3)	2,613,845	4.7%
Rand A. Ballard(4)	686,626	1.2%
L. Neil Hunn(5)	238,455	*
Jonathan H. Glenn(6)	252,913	*
Scott Gressett(7)	209,948	*
Samantha Trotman Burman(8)	107,410	*
Harris Hyman IV(9)	50,003	*
Vernon R. Loucks, Jr.(10)	59,454	*
D. Scott Mackesy(11)	28,114	*
Terrence J. Mulligan(12)	320,901	*
C.A. Lance Piccolo(13)	136,073	*
John C. Rutherford(14)(18)	5,429,576	9.8%
Bruce F. Wesson(15)(17)	6,588,828	11.9%
All Executive Officers and Directors as a group
(13 persons)(16)	16,722,146	29.8%
5% Stockholders
Galen Management, LLC(17)	6,537,471	11.8%
680 Washington Blvd, 11th Floor
Stamford, CT 06901
Parthenon Capital, LLC(18)	5,400,122	9.7%
265 Franklin Street, 18th Floor
Boston, MA 02110

*	Less than one percent

(1)	Pursuant to regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, stock settled stock appreciation right (“SSARs”), warrant or right.

(2)	The address of each officer or director listed in the table above is: c/o MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

(3)	Includes (i) 120,000 shares of common stock that Mr. Bardis may be deemed to beneficially own through the 2007 John Bardis Annuity Trust; (ii) 36,800 shares of common stock owned by immediate family members of Mr. Bardis; (iii) 120,000 shares of common stock held by the 2007 Judith Bardis Annuity Trust of which Judith Bardis, Mr. Bardis’s spouse, is trustee and sole beneficiary; (iv) 159,707 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (v) 115,144 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; and (vi) 7,718 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(4)	Includes (i) 115,850 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 84,186 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; and (iii) 5,554 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(5)	Includes (i) 82,953 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 105,939 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; and (iii) 5,063 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(6)	Includes (i) 21,024 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 40,121 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; and (iii) 2,269 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(7)	Includes (i) 6,000 shares of common stock owned by immediate family members of Mr. Gressett; (ii) 21,024 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (iii) 50,947 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; and (iv) 4,263 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date.

(8)	Includes (i) 1,799 shares of unvested restricted common stock subject to service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 23,305 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (iii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iv) 567 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (v) 282 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(9)	Includes (i) 29,971 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (ii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iii) 1,134 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (iv) 566 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(10)	Includes (i) 25,532 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (ii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iii) 1,134 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (iv) 566 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(11)	Includes 3,082 shares of unvested restricted common stock subject to service vesting criteria issued under the Company’s Long Term Performance Incentive Plan.

(12)	Includes (i) securities that Mr. Mulligan may be deemed to beneficially own through the Terrence J. Mulligan Living Trust; (ii) 39,689 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (ii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iv) 1,539 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (v) 767 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise. Does not include shares of common stock owned by immediate family members of Mr. Mulligan; Mr. Mulligan disclaims beneficial ownership of such shares.

(13)	Includes (i) 29,971 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (ii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iii) 1,134 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (iv) 566 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(14)	Includes (i) 25,532 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (ii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iii) 1,134 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (iv) 566 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(15)	Includes (i) 47,192 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (ii) 2,222 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iii) 1,296 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (iv) 647 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(16)	Includes (i) 407,877 shares of unvested restricted common stock subject to service vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 617,529 shares of common stock issuable upon the exercise of options exercisable as of April 23, 2009; (iii) 40,421 shares of common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date; (iv) 7,937 shares of common stock issuable upon the exercise of SSARs exercisable as of April 23, 2009; and (v) 3,960 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date. The number of shares of common stock issuable upon the exercise of SSARs as shown above is based on the closing market price of the Company’s common stock on April 23, 2009. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company’s common stock at the time of exercise.

(17)	Based upon a Form 4 filed with the SEC on April 23, 2009 by Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Galen Partners IV, L.P., Galen Partners International IV, L.P., Galen Employee Fund IV, L.P., Claudius, L.L.C., Claudius IV, L.L.C., Wesson Enterprises, Inc., Galen Management, L.L.C., Galen Investment Advisory Group L.L.C., Bruce F. Wesson, L. John Wilkerson, David Jahns and Zubeen Shroff.

(18)	Based upon a joint Schedule 13G filed with the SEC on February 13, 2009 by Parthenon Capital, LLC, PCIP Investors, Parthenon Investors, L.P. and John Rutherford.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Set forth below are the names of the persons nominated as directors as well as those whose terms do not expire this year, their ages (as of April 1, 2009), their offices in the Company, if any, background information about their principal occupations or employment and the length of their tenure as directors.

Name	Age	Position

John A. Bardis	52	Director (Chairman), President and Chief Executive Officer
Rand A. Ballard	54	Director, Senior Executive Vice President, Chief Operating Officer and Chief Customer Officer
Samantha Trotman Burman(1)	41	Director
Harris Hyman IV(1)	48	Director
Vernon R. Loucks, Jr.(2)	74	Director
D. Scott Mackesy	40	Director
Terrence J. Mulligan(2)	63	Director (Vice-Chairman)
Earl H. Norman(3)	71	Director
C.A. Lance Piccolo(2)	68	Director
John C. Rutherford(2)	59	Director
Bruce F. Wesson(1)	66	Director (Vice-Chairman)

(1)	Member of our Audit Committee.

(2)	Member of our Compensation, Governance & Nominating Committee.

(3)	Mr. Norman retired as a director of the Company effective February 1, 2009. Mr. Norman’s decision to retire did not involve any disagreement with the Company, our management or the Board of Directors.

John A. Bardis is the founder and has been Chairman, President and Chief Executive Officer of MedAssets, Inc. since its founding in June 1999. From 1978 to 1987 Mr. Bardis held several senior management positions with American Hospital Supply and Baxter International, including those of Vice President of Baxter’s Operating Room Division and General Manager of the Eastern Zone. In 1987, Mr. Bardis joined Kinetic Concepts, Inc. At the time of his departure as President in 1992, Kinetic Concepts was the largest specialty bed and medical equipment rental company in the United States. From 1992 to 1997, Mr. Bardis was President and CEO of TheraTx, Inc., a leading provider of rehabilitation services and operator of skilled nursing and post-acute care facilities. Mr. Bardis graduated with a B.S. in Business from the University of Arizona. He serves on the board of USA Wrestling, the national governing body for amateur wrestling, and the Health Careers Foundation. Mr. Bardis served as Team Leader of the U.S. Greco-Roman Wrestling Team for the 2008 Beijing Olympics.

Rand A. Ballard has served as our Chief Operating Officer and Chief Customer Officer since October 2006 and has been a director since 2003. Prior to serving as our Chief Operating Officer, Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. In addition to his position at MedAssets, Mr. Ballard serves as Chairman of the Board of the Meals on Wheels Association of America Foundation, Chairman of Healthcare Industry Group Purchasing Association (HIGPA), Vice President of Health Careers Foundation and Hire Heroes USA, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field and helping veterans find jobs.

Samantha Trotman Burman has served as one of our directors since August 1999 and has served as a member of the audit committee of the Board of Directors since January 2000. From 1998 to 2003, Mrs. Burman worked as a Principal and then Partner at Parthenon Capital, a Boston-based private equity investment firm. From 1996 to 1998, Mrs. Burman served as Chief Financial Officer of Physicians Quality Care, a physician practice management firm. She served as an Associate at Bain Capital, a private equity investment firm, from 1993 to 1996. Mrs. Burman holds a M. Eng. and B.A. from Cambridge University in England, as well as, an M.B.A. with Distinction from Harvard Business School.

Harris Hyman IV has served as one of our directors and a member of the audit committee of the Board of Directors since March 2005. Mr. Hyman is a Principal of Flexpoint Ford LLC, a private equity firm focused on the healthcare and financial services sectors. From 2003 to 2007, Mr. Hyman served as a General Partner of Grotech Capital Group, a private equity firm where he was responsible for the firm’s healthcare investment activity. Prior to 2003, Mr. Hyman was a Managing Director of Credit Suisse First Boston, where he served as Co-Head of Healthcare Mergers and Acquisitions. Mr. Hyman serves on the board of directors of United BioSource Corporation. Mr. Hyman received a B.S.E. degree, magna cum laude, from Princeton University and an M.B.A. from Harvard Business School.

Vernon R. Loucks, Jr. has served as a director since September 2007 and is a member of the compensation, governance and nominating committee of the Board of Directors. Mr. Loucks is Chairman of the Board of the Aethena Group, LLC, a health care merchant banking firm. Mr. Loucks is the retired chairman of Baxter International Inc., a healthcare company with operations in over 100 countries, where he held the title of chief executive officer from 1980 through 1998 and chairman of the board from 1987 through 1999. Mr. Loucks has also served as CEO of Segway LLC and Senior Fellow of the Yale Corporation and is currently a director of Emerson Electric Co. and Segway LLC. Mr. Loucks holds a bachelor’s degree in history from Yale University, a master’s degree from the Harvard Graduate School of Business Administration and is a veteran of the U.S. Marine Corps.

D. Scott Mackesy has served as a director since June 2008. Mr. Mackesy joined Welsh, Carson, Anderson & Stowe (“WCAS”), a leading private equity firm focused on the healthcare and information and business services industries with over $16 billion under management, in 1998 and is currently a General Partner and a member of the Management Committee. Prior to joining WCAS, Mr. Mackesy was a Vice President in the Investment Research Department of Morgan Stanley Dean Witter, where he was responsible for coverage of the healthcare services industry. Mr. Mackesy currently serves on the board of directors of several privately held companies, including Ardent Health Services, Bausch & Lomb, Inc., Renal Advantage, Inc. and United Surgical Partners International, Inc.

Terrence J. Mulligan has served as one of our directors since June 1999, and currently serves as Vice-Chairman of our Board of Directors, and Chairman of our senior advisory board. Additionally, he serves as Chairman of the compensation, governance and nominating committee of the Board of Directors. Mr. Mulligan retired in 1996 from Baxter International after serving 26 years with the company where he was Group Vice-President of Health Systems, and prior to that he was Senior Vice-President of Corporate Sales and Marketing. He was a member of the Senior Management Committee and Operating Management Committee at Baxter International. Mr. Mulligan is a director of Wellmark, Inc., headquartered in Des Moines, Iowa. Mr. Mulligan serves on the Board of Visitors of the Henry B. Tippie College of Business, The University of Iowa. Mr. Mulligan holds a B.S.S.E. from The University of Iowa. From 1968 until 1970, he served in the United States Army, stationed in West Germany. As a first lieutenant, he was awarded the Army Commendation Medal for Meritorious Service in Europe.

C.A. Lance Piccolo has served as one of our directors since April 2004 and is a member of the compensation, governance and nominating committee of the Board of Directors. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo serves on the board of directors of American TeleCare, CVS Caremark Corporation, Lake Forest Hospital Foundation and NovaMed, Inc.. He is a trustee of Boston University and a member of the Kellogg Graduate School of Management Advisory Board of Northwestern University. Mr. Piccolo holds a Bachelor of Science degree from Boston University.

John C. Rutherford has served as one of our directors since August 1999 and is a member of the compensation, governance and nominating committee of the Board of Directors. From 1998 to the present, Mr. Rutherford has served as a Managing Partner of Parthenon Capital, a private equity investment firm. From 1991 to 1998, Mr. Rutherford was the Chairman of the Parthenon Group, a consulting firm. A native of Wellington, New Zealand, Mr. Rutherford holds a B.E. (1st Class Honors) degree from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School.

Bruce F. Wesson has served as one of our directors since June 1999 and currently serves as Vice-Chairman of our Board of Directors and Chairman of the audit committee of our Board of Directors. Mr. Wesson has been a Partner of Galen Associates, a healthcare venture firm, and a General Partner of Galen Partners III, L.P. since January 1991. Prior to his association with Galen, Mr. Wesson served as Senior Vice President and Managing Director in the Corporate Finance Division of Smith Barney, an investment banking firm. He currently is a director for Chemtura Corporation, Derma Sciences, Inc., Acura Pharmaceuticals, Inc., and several privately held companies. Mr. Wesson holds a B.A. from Colgate University and a M.B.A. from Columbia Graduate Business School.

Term of Directors and Composition of Board of Directors; Independent Directors

The Board of Directors consists of eleven directorships and currently has one vacant directorship as a result of Mr. Norman’s retirement from the Board of Directors effective February 1, 2009. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our Board of Directors will be elected each year.

The division of the three classes and their respective re-election years are as follows:

•	the Class I directors’ term will expire at the annual meeting of stockholders to be held in 2011 (our Class I directors are Mrs. Burman and Messrs. Loucks and Rutherford);

•	the Class II directors’ term will expire at the annual meeting of stockholders to be held in 2009 (our Class II directors are Messrs. Ballard, Piccolo and Wesson, each of whom has been nominated for election at the Annual Meeting); and

•	the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2010 (our Class III directors are Messrs. Bardis, Hyman, Mackesy and Mulligan).

Our amended and restated certificate of incorporation authorizes our Board of Directors to fix the number of directors from time to time by a resolution of the majority of our Board of Directors. Our amended and restated by-laws, which may be amended by our Board of Directors, provide that the number of directors will be not less than three nor more than 15. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2010 Annual Meeting of Stockholders, he or she must use the procedures as set forth in our by-laws (see also “Stockholder Communications with the Board of Directors” below.) If a stockholder wishes simply to propose a candidate for consideration as a nominee by the compensation, governance and nominating committee, the stockholder should submit any pertinent information regarding the candidate to the compensation, governance and nominating committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Our Board of Directors has determined that each of our non-management directors is “independent” as defined under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ Global Select Market rules.

Board Operations and Meetings

The Board of Directors met 13 times during the fiscal year ended December 31, 2008. Each director who served during such period attended at least 75% of the meetings of the Board of Directors, with the exception of Messrs. Mackesy and Loucks who attended 67% and 54% of the meetings held during the period for which they were directors, respectively.

The Company does not have a formal policy with regard to Board member attendance at the annual stockholders’ meeting. All directors are encouraged to attend each annual stockholders’ meeting.

The Board’s operation and responsibilities are governed by the Company’s certificate of incorporation, by-laws, charters for the Board’s standing committees and Delaware law. Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by Delaware law.

We have also entered into indemnity agreements with each of our directors and executive officers, which provide for mandatory indemnity of an executive officer or director for any “claims” they may be subject to by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of a corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and persons who beneficially own more than ten percent of our common stock are required to file reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended December 31, 2008 except (i) in the case where the Company failed to file timely reports on Form 4 on behalf of Messrs. Ballard, Bardis, Glenn, Gressett, Hunn, Hyman IV, Loucks, Mulligan, Norman, Piccolo, Rutherford and Wesson and Mrs. Burman, pursuant to certain equity awards which were granted by the Company to these reporting persons on March 25, 2008; reports on Form 4 for these transactions were filed on April 1, 2008; and (ii) in the case where Mr. Mackesy failed to file a timely report on Form 4 pursuant to an equity award granted to Mr. Mackesy by the Company on August 22, 2008; a report on Form 4 for this transaction was filed on behalf of Mr. Mackesy on September 5, 2008.

Code of Ethics

We have adopted standards of business conduct, which apply to all of our directors, officers, and employees. Our Standards of Business Conduct are available on our website at (www.medassets.com), under Corporate Governance. Any person may request a copy without charge by writing to us at MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022. We intend to disclose on our website any amendment to, or waiver from, a provision of our Standards of Business Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC.

Non-Management Director Compensation

All members of our Board of Directors will be reimbursed for reasonable expenses and expenses incurred in attending meetings of our Board of Directors. Historically, directors have been compensated for their service on our Board of Directors through periodic grants of stock option or restricted stock awards, with the timing and specific number determined by the discretion of the Board.

The following equity awards were granted by the Company to our non-management directors on March 25, 2008:

Messrs. Hyman and Piccolo and Mrs. Burman were each granted an award of 4,414 stock options. The grant date fair market value of each stock option in these awards was $5.99 for a total grant date fair market value of $26,440 per director.

Messrs. Loucks and Norman were each granted an award of 3,310 stock options. The grant date fair market value of each option in these awards was $5.99 for a total grant date fair market value of $19,827 per director.

Mr. Mulligan was granted an award of 5,242 stock options. The grant date fair market value of each stock option in this award was $5.99 for a total grant date fair market value of $31,400.

Mr. Rutherford was granted an award of 3,862 stock options. The grant date fair market value of each stock option in this award was $5.99 for a total grant date fair market value of $23,133.

Mr. Wesson was granted an award of 4,966 stock options. The grant date fair market value of each stock option in this award was $5.99 for a total grant date fair market value of $29,746.

All of these stock options noted above vested equally on the first day of each month beginning on March 1, 2008, such that 100% of the options were fully vested on December 1, 2008. The total grant date fair market value for each director was computed in accordance with SFAS No. 123(R).

Mr. Mackesy, who became a director in August 2008, was granted an award of 885 shares of restricted stock on August 22, 2008. The grant date fair market value of each restricted share in this award was $16.56 for a total grant date fair market value of $14,656. These restricted shares vested equally on the first day of each month beginning on August 1, 2008, such that 100% of the restricted shares were fully vested on December 1, 2008.

The table below includes compensation information for our non-management directors for 2008.

2008 Non-Management Director Compensation Table

	Restricted			Stock Option
	Stock	Stock Option		Awards
Name of Director	Awards ($)(1)	Awards ($)(2)	Total ($)	Outstanding(3)

Samantha Trotman Burman	—	92,870	92,870	34,972
Harris Hyman IV	—	92,870	92,870	41,638
Vernon R. Loucks, Jr.	—	102,327	102,327	43,310
D. Scott Mackesy	14,656	—	14,656	—
Terrence J. Mulligan	—	97,830	97,830	51,356
Earl H. Norman(4)	—	86,257	86,257	40,534
C.A. Lance Piccolo	—	92,870	92,870	41,638
John C. Rutherford	—	89,564	89,564	37,199
Bruce F. Wesson	—	96,177	96,177	58,859

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted to each non-management director, in 2008 as well as other prior fiscal years, in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no actual forfeitures in 2008. These amounts reflect the accounting expense for these restricted stock option awards and do not correspond to the actual value that may be received by the non-management directors.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each non-management director, in 2008 as well as other prior fiscal years, in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no actual forfeitures in 2008. These amounts reflect the accounting expense for these stock option awards and do not correspond to the actual value that may be received by the non-management directors. For information on the valuation assumptions utilized with respect to 2008 and prior year stock option grants, refer to Note 10 in our consolidated financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	This column contains the aggregate number of stock option awards for each non-management director outstanding (both vested and unvested) as of December 31, 2008.

(4)	Mr. Norman retired as a director of the Company effective February 1, 2009. Mr. Norman’s decision to retire did not involve any disagreement with the Company, our management or the Board of Directors.

BOARD COMMITTEES

Our Board of Directors has established an audit committee and a compensation, governance and nominating committee. Our Board may establish other committees from time to time to facilitate the management of our company.

AUDIT COMMITTEE

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee: (i) assists our Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of our audit committee for the fiscal year ended December 31, 2008 were Mrs. Burman and Messrs. Hyman and Wesson. Mr. Wesson is our audit committee chairman. Mrs. Burman is a financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Our audit committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website (www.medassets.com). Our audit committee held 16 meetings during the fiscal year ended December 31, 2008 with each committee member attending not less than 75% of these meetings.

Pre-Approval Policies and Procedures

Pursuant to its charter, our audit committee is responsible for reviewing and pre-approving all audit and non-audit services provided by BDO Seidman, LLP and permitted non-audit services. The audit committee may delegate pre-approval authority to the chairman of the audit committee, in which case such approval must be presented to the full audit committee at its next scheduled meeting. The audit committee pre-approved all audit, audit-related, tax and other services provided by BDO Seidman, LLP for the recently completed fiscal year.

Auditors’ Service Fees

The following is the breakdown of aggregate fees billed by the auditors to the Company for professional services in the last two fiscal years.

Description	2008	2007

Audit Fees(1)	$1,195,955	$1,486,236
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,195,955	$1,486,236

(1)	In 2007, Audit Fees include approximately $861,000 of fees billed in association with our initial public offering (inclusive of quarterly reviews).

Report of the Audit Committee of the Board of Directors

Our audit committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended December 31, 2008. In addition, our audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The independent registered public accounting firm provided to the audit committee the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has reviewed and discussed with the independent registered public accounting firm the firm’s independence and has considered the compatibility of any non-audit services with the auditors’ independence.

Based on its review of the audited financial statements and the various discussions referred to above, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2008.

Bruce F. Wesson, Chairman
Samantha Trotman Burman
Harris Hyman IV

COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE

Historically, the Board of Directors had maintained a compensation committee as well as a separate governance and nominating committee. In January 2009, these two committees were combined by the Board, forming the compensation, governance and nominating committee. Our compensation, governance and nominating committee reviews and recommends policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on such evaluations. The committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

Additionally, the compensation, governance and nominating committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; advises our Board of Directors with respect to Board composition, procedures and committees; recommends directors to serve on each committee; oversees the evaluation of our Board of Directors and our management; and develops, reviews and recommends corporate governance guidelines. The committee also reviews and evaluates, at least annually, the performance of the Board and its committees.

Our compensation, governance and nominating committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website (www.medassets.com). The members of our compensation, governance and nominating committee are Messrs. Loucks, Mulligan, Piccolo and Rutherford. Mr. Mulligan serves as chairman of the compensation, governance and nominating committee.

The members of our historical governance and nominating committee for the fiscal year ended December 31, 2008 were Messrs. Loucks, Mulligan and Piccolo. Mr. Mulligan served as committee chairman. Our historical governance and nominating committee held three meetings during the fiscal year ended December 31, 2008 with each committee member attending not less than 75% of these meetings.

The members of our historical compensation committee for the fiscal year ended December 31, 2008 were Messrs. Mulligan, Piccolo and Rutherford. Mr. Mulligan served as committee chairman. Our historical compensation committee held seven meetings during the fiscal year ended December 31, 2008 with each committee member attending not less than 75% of these meetings.

Director Candidate Nominating Procedures

The compensation, governance and nominating committee may consider candidates recommended by stockholders as well as other sources such as other directors, officers or independent search firms. To date, the Company has not engaged any search firm to assist in identifying or evaluating potential nominees. For each potential candidate, the compensation, governance and nominating committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, industry-specific knowledge, possible conflicts of interest, general reputation and expertise, the extent to which the candidate would fill a present need on the Board of Directors. In addition, while not required of any one candidate, the compensation, governance and nominating committee considers experience, education, training or other expertise in business or financial matters and prior experience serving on the boards of public companies. Collectively, the composition of the Board must meet the applicable NASDAQ listing requirements. In evaluating any candidate as a director nominee, the compensation, governance and nominating committee also evaluates the contribution of the proposed nominee toward compliance with the applicable NASDAQ listing standards.

After a potential candidate is initially evaluated by the Board, the individual may be invited to meet with various members of the compensation, governance and nominating committee and other members of the Board who evaluate the candidate’s credentials, experience, interest and willingness to serve. Board members discuss these matters, as well as the individual’s potential to be an effective Board member among themselves. If the discussions and evaluation are sufficiently supportive, the individual is invited to serve on the Board.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2010 Annual Meeting of Stockholders using the procedures set forth in the by-laws, it must follow the procedures described in “Stockholder Proposals — 2010 Annual Meeting.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the compensation, governance and nominating committee, it should submit any pertinent information regarding the candidate to the compensation, governance and nominating committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation, governance and nominating committee. In 2008, we did not enter into or materially modify any contractual arrangements with any member of our historical compensation committee or their affiliates.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We are committed to prudent financial stewardship. Our compensation philosophy and practices reflect this commitment as we seek to align the interests and incentives of our employees with those of our shareholders through a pay-for-performance compensation program that serves to attract and retain outstanding people. Accordingly, the compensation of each NEO is derived from the achievement of Company-wide performance objectives which are determined each year based on our operating budget. The specific measurements upon which compensation in 2008 was based are discussed further below.

We believe compensation plans that are tied to financial performance are the optimal way of providing incentives to each NEO. We believe these goals are linked to performance criteria that are within each NEO’s control and reward behaviors which drive long-term stockholder value.

Determination of NEO Compensation

Peer Group Benchmarking

We must compete to recruit and retain each NEO. Accordingly, we benchmark ourselves against published pay survey compensation data and companies with similar characteristics, whom we refer to as the Compensation Peers. In gathering compensation information in 2006, we focused on the Compensation Peers identified below, supplemented by data readily available from published pay surveys, including surveys published by Watson Wyatt, Mercer Human Resource Consulting and other similar data providers. This same benchmarking information was also used for decision making in 2008. We regularly review the composition of the Compensation Peers and make adjustments as necessary.

Compensation Peers (from 2006):

•	Allscripts Healthcare Solutions

•	Altiris, Inc.

•	Ansys, Inc.

•	Ariba, Inc.

•	Blackbaud, Inc.

•	Cerner Corporation

•	Computer Programs & Systems, Inc.

•	Eclipsys, Inc.

•	Epicor Software Corporation

•	Eresearchtechnology, Inc.

•	Express Scripts Inc.

•	HealthExtras, Inc.

•	Healthways, Inc.

•	IDX Systems Corporation

•	Internet Security Systems, Inc.

•	Lawson Software, Inc.

•	Matria Healthcare, Inc.

•	Microstrategy, Inc.

•	NDCHealth Corporation

•	Per-Se Technologies, Inc.

•	Progress Software Corporation

•	Quality Systems, Inc.

•	Sapient Corporation

•	Serena Software, Inc.

•	The Trizetto Group, Inc.

•	United Surgical Partners International

•	Websense, Inc.

•	Wind River Systems, Inc.

The Compensation Peers were selected based on a number of factors, including comparable revenue size ranging between 50% and 200% of our revenue at the time of our compensation study, companies with business models similar to ours, and other comparable companies. We take into account differences in size, market, market capitalization, earnings and revenue growth, stage of growth, and other attributes when comparing our compensation practices with those of the Compensation Peers.

We consider pay that is within 10% of the market median to be competitive for the purposes of recruiting and retaining qualified executives, although some high-performing executives may command compensation above the median in accordance with our “pay-for-performance” philosophy. Salary benchmarking and alignment are important to our overall compensation program, as each NEO’s annual cash incentive opportunity is denominated as a percent of salary, and is a key component of our compensation strategy to drive stockholder value through each NEO’s performance. Benefits which are generally available to all employees are analyzed annually to ensure we remain competitive.

Role of Compensation Consultants

Data on the compensation practices of the Compensation Peers is gathered from publicly available information. Because these sources traditionally have not included information with respect to target total cash compensation, our compensation, governance and nominating committee utilizes an independent compensation consulting firm, Pearl Meyer & Partners, for this purpose, and to gather data from the pay survey sources noted above with respect to salary and annual incentive targets. Additionally, in 2008, Pearl Meyer also assisted with the design of the Company’s new long-term performance incentive plan (the plan is described in greater detail in “Equity Awards” under the “Compensation Components” section below) by providing benchmarking data regarding similar plans in use by the Compensation Peers.

Role of the Compensation, Governance and Nominating Committee and CEO

Our compensation, governance and nominating committee oversees our overall compensation program and practices, including the design of our compensation components and the actual compensation paid to each NEO. Typically Mr. Bardis meets with the committee and makes initial compensation recommendations with respect to each NEO. Mr. Bardis shares with the committee his evaluation of each executive with respect to recent contributions and performance, strengths and weaknesses, as well as career development and succession plans. His recommendations are based, in part, on the compensation benchmark information previously discussed, which is reviewed separately by the committee. The members of the committee are also able to make their own assessments of each NEO’s performance in meetings with the executives at various times during the year. The NEOs are not present at the time the recommendations are made. In each case, the committee takes into account the scope of the NEO’s responsibilities and experience; considers these in the context of compensation paid by the Compensation Peers as well as other companies with which we compete; and approves compensation for each NEO, other than Mr. Bardis. With respect to Mr. Bardis, the committee makes a recommendation to the Board of Directors, which makes the final determination concerning Mr. Bardis’ compensation.

Compensation Components

Compensation for our NEOs consists of the following elements:

•	Salary;

•	Annual cash incentive opportunities;

•	Equity awards; and

•	Other compensation.

Total compensation for each NEO is intended to be competitive with executives serving in a comparable capacity at the Compensation Peers, as well as to align each NEO’s interests with the interests of our stockholders. We incorporate both short-term performance elements (salary and annual cash-based incentive opportunities) which reward the achievement of desired annual financial performance, and long-term performance elements (equity awards) which reward the achievement of sustained long-term financial performance. Various forms of other compensation are also evaluated and incorporated as deemed necessary.

We do not arbitrarily set a fixed weighting to any individual component of compensation, as we believe that total compensation for each NEO must be specifically tailored to meet the competitive characteristics over time applicable to each NEO’s unique role, as well as the performance of the business function or unit for which each NEO is responsible.

Salary

Salaries for our NEOs are set forth in employment agreements, which are subject to review on an annual basis by the compensation, governance and nominating committee. With respect to the salary of Mr. Bardis, the compensation, governance and nominating committee makes a recommendation to the Board of Directors, which makes the final determination. The determination of salaries for NEOs other than Mr. Bardis are based on his recommendations, which are based on information gathered by the compensation, governance and nominating committee’s compensation consultants, Pearl Meyer & Partners, as well as data obtained through recent recruitment efforts, if appropriate and applicable, and the internal executive compensation structure to determine both internal and external competitiveness. There were no salary increases for NEOs during 2008.

Salary earned by each NEO in 2008 is shown in the “2008 Summary Compensation Table” below.

Annual Cash Incentive Opportunities

In 2008, the NEOs participated in our annual cash incentive opportunity program. The starting point is the establishment of a target cash incentive, which is a specific percentage of each NEO’s salary. The target cash incentive is set forth in the employment agreement of each of our NEOs and is subject to review on an annual basis by the compensation, governance and nominating committee. The committee establishes targets based on an analysis of the practices of the Compensation Peers. The committee’s objective is to set a target no less than the 45th percentile, and then to adjust accordingly based on recent NEO performance.

Mr. Bardis makes target recommendations for each other NEO, although the compensation, governance and nominating committee makes the final determination in all cases other than for Mr. Bardis, for whom the Board of Directors makes the final determination. Each NEO’s target is approved by the compensation, governance and nominating committee early in the year, although a change in an NEO’s responsibilities or his extraordinary performance over the course of the year could result in a modification of his target by the committee (i.e., the percentage of salary).

The following chart shows each NEO’s target cash incentive for 2008 (stated as a percentage of salary).

2008 Target Cash
Name of Executive	Incentive
(As a % of salary)

John A. Bardis	60%
L. Neil Hunn	40%
Rand A. Ballard	50%
Jonathan H. Glenn	37%
Scott E. Gressett	35%

No NEO’s target cash incentive percentage increased for 2008.

Each NEO is a member of a larger corporate pool (the “Pool”) and earns his target cash incentive based on the degree to which certain of our annual financial performance objectives, as described below, are achieved (subject to adjustment by the compensation, governance and nominating committee).

The Pool is initially funded (in an amount equal to 25% of each person’s target cash incentive) if the Company achieves 96% of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year. Funding increases on a straight line basis thereafter based on achievement greater than 96% up to 100%. If 100% of the Company’s budgeted consolidated adjusted EBITDA is achieved, then the Pool is fully funded. If greater than 100% (over-achievement) of the Company’s budgeted consolidated adjusted EBITDA is achieved, then 10% of any over-achievement amount is eligible for funding to the Pool in the discretion of the compensation, governance and nominating committee.

The compensation, governance and nominating committee, in its discretion, may make adjustments to an NEO’s cash incentive payout. Additionally, the committee, in its discretion, may also choose to authorize that additional cash awards be paid to NEOs for outstanding individual performance, which constitutes significant accomplishments achieved in part or in full by the NEO in helping to advance the business. For 2008, as with prior years, individual performance goals and objectives were not formally pre-established and documented for each NEO for this purpose. Rather, the compensation, governance and nominating committee’s review involved obtaining an understanding of the specific significant contributions made by each NEO.

The Company’s actual consolidated adjusted EBITDA in 2008 was $89,716,000, which was 99.7% of the Company’s budgeted consolidated adjusted EBITDA of $90,000,000. As a result of this achievement, the Pool was funded in an amount equal to 94.4% of each NEO’s target cash incentive. In addition, based on each NEO’s significant accomplishments in 2008, as described below, the compensation, governance and nominating committee exercised its discretion and awarded an additional discretionary cash bonus award to each NEO. The actual amount of each NEO’s 2008 bonus is shown in the “2008 Summary Compensation Table” and associated notes below. Each NEO’s specific significant accomplishments considered by the compensation, governance and nominating committee in connection with exercising its discretion to pay additional bonus amounts were as follows:

•	Mr. Bardis’s outstanding performance in 2008 was demonstrated by the leadership and direction he provided in the Company’s strategic planning, operational execution and execution of the Accuro acquisition.

•	Mr. Hunn’s outstanding performance in 2008 was demonstrated by the leadership and direction he provided in the planning and execution of the Accuro acquisition, the integration of Accuro and public reporting.

•	Mr. Ballard’s outstanding performance in 2008 was demonstrated by the leadership and direction he provided in the execution of the integration of the Accuro sales forces and operations and in operational and sales execution.

•	Mr. Glenn’s outstanding performance in 2008 was demonstrated by the leadership and direction he provided in legal and governmental affairs, board governance, human resource management and integration of the IT infrastructure.

•	Mr. Gressett’s outstanding performance in 2008 was demonstrated by the leadership and direction he provided in the planning and execution of the Accuro integration and public reporting.

Equity Awards

Historically, we have used equity compensation in the form of stock option awards to motivate and reward our NEOs for the achievement of sustained financial performance and the enhancement of stockholder value. Award size and frequency are reviewed annually and are based on competitiveness with the previously defined competitive market as well as each NEO’s demonstrated level of performance over time. In making individual awards, the compensation, governance and nominating committee considers the recent performance of each NEO, the value of the NEO’s previous awards and our views on NEO retention and succession planning. Equity awards are granted pursuant to our 2004 Long-Term Incentive Plan, which was originally adopted by our Board of Directors and approved by stockholders in 2004.

As with cash compensation, Mr. Bardis recommends equity awards for each other NEO to the compensation, governance and nominating committee for its consideration. Equity awards typically fall into three categories for NEOs:

•	awards related to the hiring of an executive officer;

•	awards related to individual performance of the executive officer; and

•	awards related to the promotion of an executive officer.

The historical compensation committee’s consideration of equity awards for 2008 involved obtaining an understanding of the historic and recent specific significant contributions made by each NEO during the period.

Based on the outstanding performance exhibited by our NEOs (as noted below), the historical compensation committee granted stock option awards in March 2008, as detailed in the “2008 Grants of Plan-Based

Awards Table” and associated footnotes below. The specific significant accomplishments taken into consideration by the historical compensation committee were as follows:

•	Mr. Ballard’s role in the leadership and direction of the 2007 Initial Public Offering and integration of the revenue cycle businesses and sales forces;

•	Messrs. Hunn and Gressett’s roles in planning and execution of the 2007 Initial Public Offering, the 2007 re-financing and integration of the revenue cycle businesses; and

•	Mr. Glenn’s role in the leadership and direction of the 2007 Initial Public Offering and his work with the Board and its committees as corporate secretary.

See the “Outstanding Equity Awards Table (as of December 31, 2008)” for all outstanding NEO equity award grants.

In late 2008, the Board of Directors adopted, upon the recommendation of the historical compensation committee, the MedAssets, Inc. Long-Term Performance Incentive Plan (the “Plan”). The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards (collectively, “Awards”) to our current and prospective employees, non-employee members of the Board, and other service providers. The Plan was approved by the stockholders of the Company at the Company’s 2008 annual meeting of stockholders.

The Plan is designed to promote the creation of long-term value for the Company’s stockholders by aligning the interests of the senior management team with those of the stockholders and to aid in the Company’s ability to attract, retain and motivate qualified individuals to become and remain employees, officers, directors and consultants of the Company. Given the entrepreneurial culture of the Company, the historical compensation committee and Board believe that talented employees create a competitive advantage and that recruiting, motivating, and retaining such talented employees requires that such individuals have a vested interest in the long-term success of the business. Accordingly, the Board has adopted the Plan as a part of its broader compensation strategy, which has been and will continue to have a material portion of compensation in the form of equity-based long-term incentive opportunities.

The Plan is designed to replace and succeed the MedAssets, Inc. 2004 Long-Term Incentive Plan, under which there are virtually no shares remaining for grant. The 2004 Long-Term Incentive Plan had run its course as originally intended, having provided strong recruitment, motivation, and retention incentives over the past four years. Although there are similarities between the 2004 Long-Term Incentive Plan and the Plan, the following are some of the features of the Plan which differ from the 2004 Long-Term Incentive Plan:

•	The primary purpose of the Plan is to provide performance based equity awards to senior management personnel;

•	Provisions geared toward responsible corporate governance (e.g., the requirement that certain actions under the Plan be approved by stockholders);

•	Provisions geared toward compliance with certain tax regulations that were not applicable to the Company at the time the prior plan was adopted; and

•	Provisions allowing for an increased variety of awards to be granted under the Plan, including, without limitation, performance awards.

In administering the Plan, the Board will consider the adoption of policies requiring certain minimum stock ownership requirements and the recoupment of grants under certain circumstances.

Other Compensation

Retirement and Other Benefits.  The MedAssets, Inc. Retirement Savings Plan, or the Savings Plan, is a tax-deferred qualified defined contribution retirement savings plan in which the NEOs are eligible to participate along with other employees. The Savings Plan has the following major provisions:

•	contributions are made on a tax-deferred basis;

•	for 2008, participants could contribute up to $15,500 of total compensation if under the age of 50 or $20,500 if age 50 or older;

•	contributions are limited and governed by the Internal Revenue Code of 1986, as amended, or the Code;

•	For the period January 1, 2008 to May 31, 2008, we matched 100% of the first three percent of a participant’s base pay as contributed by each participant to the Savings Plan; beginning June 1, 2008, we matched 50% of the first six percent of a participant’s base pay as contributed by each participant to the Savings Plan; and

•	all participant contributions vest immediately; our matching contribution vests equally over a 5-year period starting with the participant’s date of hire.

We do not have any other deferred compensation or supplemental executive retirement plans.

Perquisites.  We provide various company subsidized perquisites to certain of our NEO’s, which are limited to those perquisites we and the compensation, governance and nominating committee believe are reasonable and consistent with our overall compensation philosophy, specifically those which help support our ability to remain competitive and retain the services of our NEOs. The dollar value of these benefits constitutes a small percentage of each NEO’s total compensation and includes the following types for 2008:

•	Life and disability insurance premiums;

•	Financial planning;

•	Personal services;

•	Membership to local country clubs;

•	Heath screenings; and

•	Health insurance premiums.

Other compensation earned by each NEO in 2008 is shown in the “2008 Summary Compensation Table” and associated footnotes below.

Employment Agreements

On August 21, 2007, we entered into employment agreements with Messrs. Bardis, Hunn, Ballard, Glenn and Gressett, the five NEOs, on terms and conditions that the historical compensation committee determined were necessary and advisable for the long-term retention of these key executives, particularly in the event of a change in control of the company. The terms include severance payments in the event of a separation from service to the Company under certain conditions (which payments are increased in the event that the separation occurs within two years after a change in control). These agreements replaced the existing agreements of Messrs. Bardis and Ballard. See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the “Potential Payments Upon Termination or Change In Control” section below for more information on these employment agreements.

Compensation, Governance and Nominating Committee Report

We, the Compensation, Governance and Nominating Committee of the Board of Directors of MedAssets, Inc., have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the current members of the MedAssets Compensation, Governance and Nominating Committee consisting of:

Terrence J. Mulligan, Chairman
Vernon R. Loucks, Jr.
C.A. Lance Piccolo
John C. Rutherford

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth the name, age and position, as of April 1, 2009, of each NEO of the Company who is not also a director or director nominee.

Name	Age	Position

L. Neil Hunn	37	Executive Vice President and Chief Financial Officer
Jonathan H. Glenn	58	Executive Vice President and Chief Legal and Administrative Officer
Scott E. Gressett	39	Senior Vice President and Chief Accounting Officer

L. Neil Hunn has served as our Chief Financial Officer since June 2007. Mr. Hunn joined MedAssets as Vice President of Business Development in October 2001 and was named Senior Vice President of Business Development in 2005. Later, Mr. Hunn served as President, MedAssets Net Revenue Systems. Prior to joining MedAssets, Mr. Hunn worked for CMGI, Inc., the Parthenon Group, and Deloitte Consulting. Mr. Hunn received his M.B.A. from Harvard University in 1998 and graduated summa cum laude from Miami University (Ohio) with degrees in Finance and Accounting.

Jonathan H. Glenn has served as our Chief Legal and Administrative Officer since March 2000. Mr. Glenn spent 14 years in private practice, and from 1994 until March 1997, he served as Vice President and General Counsel of TheraTx, Inc. Mr. Glenn received his law degree from the University of Virginia School of Law and graduated with high honors from the University of Maryland in 1975.

Scott E. Gressett has served our Chief Accounting Officer since June 2007. Mr. Gressett joined MedAssets at its founding in 1999 as Vice President of Finance and Corporate Controller and served in such capacity until he was named Senior Vice President of Finance in October 2004. From 1995 until June 1999, Mr. Gressett held Controller positions with companies in the manufacturing and family entertainment industries. In addition, Mr. Gressett has previously worked for Ernst & Young, LLP serving clients in the healthcare and manufacturing industries. Mr. Gressett is a Certified Public Accountant and graduated from Texas A&M University with a degree in Accounting.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our chief executive officer and chief financial officer (including any individual who served in either capacity during the year) and each of our other executive officers:

2008 Summary Compensation Table

							Non-Equity
					Option		Incentive Plan		All Other
	Fiscal	Salary	Bonus		Award(s)		Compensation		Compensation
Name and Position	Year	($)	($)		($)		($)		($)		Total ($)

John A. Bardis	2008	400,000	10,488	(2)	143,242	(1)	226,512	(2)	61,031	(3)	841,273
Chairman of the Board, President	2007	400,000	208,400		148,749		81,600		34,345		873,094
and Chief Executive Officer	2006	400,000	50,000		58,902		285,600		18,802		813,304
L. Neil Hunn	2008	253,365	43,620	(2)	203,817	(1)	94,380	(2)	7,752	(3)	602,934
Executive Vice President and	2007	223,484	100,000		82,546		25,000		6,697		437,727
Chief Financial Officer	2006	194,096	10,000		14,796		57,744		13,002		289,638
Rand A. Ballard	2008	312,332	31,070	(2)	178,877	(1)	143,930	(2)	3,232	(3)	669,441
Senior Executive Vice President	2007	305,000	114,375		148,749		38,125		17,659		623,908
and Chief Operating Officer and	2006	305,000	320,000		58,902		203,588		138,264		1,025,754
Chief Customer Officer
Jonathan H. Glenn	2008	240,000	3,991	(2)	90,101	(1)	83,809	(2)	5,763	(3)	423,664
Executive Vice President and	2007	235,465	91,600		43,794		22,200		6,212		399,271
Chief Legal and Administrative	2006	240,000	—		19,728		105,672		9,482		374,882
Officer
Scott E. Gressett	2008	201,923	12,934	(2)	164,161	(1)	66,066	(2)	5,452	(3)	450,536
Senior Vice President and	2007	183,515	77,500		67,067		17,500		5,506		351,088
Chief Accounting Officer

(1)	These dollar amounts were recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each NEO, in 2008 as well as other prior fiscal years, in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no actual forfeitures in 2008. These amounts reflect the accounting expense for these stock option awards and do not correspond to the actual value that may be received by the NEOs. For information on the valuation assumptions utilized with respect to 2008 and prior year stock option grants, refer to Note 10 in our consolidated financial statements for the fiscal year ended 2008 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. All options granted in 2008 to the NEOs are reported in the 2008 Grants of Plan-Based Awards Table.

(2)	The Company’s actual consolidated Adjusted EBITDA in 2008 was $89,716,000 or 99.7% of the Company’s budgeted consolidated Adjusted EBITDA of $90,000,000. As a result of this achievement, the Pool was funded in an amount equal to 94.38% of each NEO’s target cash incentive. In addition, based on each NEO’s significant accomplishments in 2008, the compensation, governance and nominating committee exercised its discretion and awarded additional discretionary cash bonus awards to each NEO. For more information on the 2008 annual cash incentive program and the significant individual accomplishments of the NEOs in 2008, refer to “Annual Cash Incentive Opportunities” above.

Mr. Bardis’s cash incentive amount was $226,512, consisting of 94.38% of Mr. Bardis’ target cash incentive of $240,000 (based on 60% of his salary). Mr. Bardis’s bonus amount was $10,488, a discretionary cash award approved by the compensation committee.

Mr. Hunn’s cash incentive amount was $94,380, consisting of 94.38% of Mr. Hunn’s target cash incentive of $100,000 (based on 40% of his salary). Mr. Hunn’s bonus amount was $43,620, a discretionary cash award recommended by Mr. Bardis and approved by the compensation committee.

Mr. Ballard’s cash incentive amount was $143,930, consisting of 94.38% of Mr. Ballard’s target cash incentive of $152,500 (based on 50% of his salary). Mr. Ballard’s bonus amount was $31,070, a discretionary cash award recommended by Mr. Bardis and approved by the compensation committee.

Mr. Glenn’s cash incentive amount was $83,809, consisting of 94.38% of Mr. Glenn’s target cash incentive of $88,800 (based on 37% of his salary). Mr. Glenn’s bonus amount was $3,991, a discretionary cash award recommended by Mr. Bardis and approved by the compensation committee.

Mr. Gressett’s cash incentive amount was $66,066, consisting of 94.38% of Mr. Gressett’s target cash incentive of $70,000 (based on 35% of his salary). Mr. Gressett’s bonus amount was $12,934, a discretionary cash award recommended by Mr. Bardis and approved by the compensation committee.

(3)	Mr. Bardis’ other compensation was $61,031, consisting of the total amount of matching contributions made by the Company on his behalf related to the Savings Plan ($1,005) and company subsidized life and disability insurance premiums ($3,345), financial counseling ($53,260) and health insurance premiums ($3,421).

Mr. Hunn’s other compensation was $7,752, the total amount of matching contributions made by the Company on his behalf related to the Savings Plan. The total value of all perquisites and personal benefits received by Mr. Hunn in 2008 did not exceed $10,000.

Mr. Ballard’s other compensation was $3,232, the total amount of matching contributions made by the Company on his behalf related to the Savings Plan. The total value of all perquisites and personal benefits received by Mr. Ballard in 2008 did not exceed $10,000.

Mr. Glenn’s other compensation was $5,763, the total amount of matching contributions made by the Company on his behalf related to the Savings Plan. The total value of all perquisites and personal benefits received by Mr. Glenn in 2008 did not exceed $10,000.

Mr. Gressett’s other compensation was $5,452, the total amount of matching contributions made by the Company on his behalf related to the Savings Plan. The total value of all perquisites and personal benefits received by Mr. Gressett in 2008 did not exceed $10,000.

Term of Executive Officers

Each executive officer serves at the discretion of the Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Grants of Plan-Based Awards

2008 Grants of Plan-Based Awards Table

		Estimated Future
		Payments Under Non-		All Other Option	Exercise or	Grant Date
		Equity Incentive Plan		Awards; Number	Base Price	Fair Value of
	Grant	Awards ($)(1)		of Securities	of Option	Option
Name of Executive	Date	Threshold	Target	Underlying Options	Awards ($)(2)	Awards ($)(3)

John A. Bardis	N/A	60,000	240,000
L. Neil Hunn	N/A	25,000	100,000
	3/25/2008			15,082	15.95	99,089
Rand A. Ballard	N/A	38,125	152,500
	3/25/2008			15,082	15.95	99,089
Jonathan H. Glenn	N/A	22,200	88,800
	3/25/2008			15,082	15.95	99,089
Scott E. Gressett	N/A	17,500	70,000
	3/25/2008			15,082	15.95	99,089

(1)	The amounts shown in these columns represent the annual cash incentive threshold and target compensation potential for each NEO for 2008. The target amount for each NEO is the target cash incentive based on a predetermined percentage of their 2008 salary. The threshold amount for each NEO is based on the achievement of a minimum level of performance required to initially fund the incentive plan. There is no set maximum payout amount. Actual amounts paid may be increased over and above the target incentive amount at the discretion of the compensation committee. For more information on the annual cash incentive opportunity program, refer to “Annual Cash Incentive Opportunities” above. The actual amounts earned by the NEOs for 2008 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation” and are further described in note 3 of the Summary Compensation Table above.

(2)	The exercise price per share assigned at the date of grant was set equal to the fair market value per share of $15.95.

(3)	The amounts shown in this column do not reflect realized compensation for the NEOs; rather, they reflect the Company’s accounting expense, specifically the fair value of stock option awards as of the date of grant calculated in accordance with SFAS No. 123(R). The option awards granted vest in equal installments over the course of 60 months and expire ten years after the grant date. The options granted on March 25, 2008 to the NEOs had a grant date fair value of each individual option in these awards as calculated using the Black-Scholes method of $6.57 (based on a five year term).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of the August 2007 employment agreements for Messrs. Bardis, Hunn, Ballard, Glenn and Gressett are as follows:

•	The agreements contain an initial three-year (or, in the case of Messrs. Hunn, Glenn and Gressett, two-year) term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the agreement at least 12 months prior to the expiration of the then-current term.

•	The agreements provide for a base annual salary of $400,000 for Mr. Bardis, $250,000 for Mr. Hunn, $305,000 for Mr. Ballard, $240,000 for Mr. Glenn and $200,000 for Mr. Gressett, in each case subject to increase as may be approved by the Chief Executive Officer or the compensation, governance and nominating committee.

•	Each NEO shall be eligible to participate in an annual cash incentive plan established by the Board of Directors in respect of each fiscal year during the employment term, with an annual target cash incentive of 60% of base salary in the case of Mr. Bardis, 40% of base salary in the case of Mr. Hunn, 50% of base salary in the case of Mr. Ballard, 37% of base salary in the case of Mr. Glenn and 35% of base salary in the case of Mr. Gressett.

•	The employment agreements contain standard confidentiality provisions and subject the NEOs to non-competition and non-solicitation obligations during the term of employment and for 36 months in the case of Mr. Bardis, 60 months in the case of Mr. Ballard, and 24 months in the cases of Messrs. Hunn, Glenn and Gressett following termination of employment for any reason.

The stock option awards granted by the historical compensation committee in March 2008 which vest monthly in equal installments over five years were based in part on each NEO’s recent individual performance as detailed above under “Equity Awards”.

Aggregate Option Exercises and Year-End Option Values

The following table provides information for the NEOs on stock option award exercises during 2008 including the number of shares acquired upon exercise and the resulting value realized from the exercise. The amounts shown in the Value Realized on Exercise column equal the number of shares for which the options were exercised multiplied by the difference between the fair value of a share of stock at the time of exercise and the stock option exercise price.

2008 Option Exercises Table

Number of Shares
	Acquired on	Value Realized on
Name of Executive	Exercises	Exercises ($)

John A. Bardis(2)	—	—
L. Neil Hunn(1)	6,200	99,333
Rand A. Ballard(2)	—	—
Jonathan H. Glenn(2)	—	—
Scott E. Gressett(2)	—	—

(1)	On July 1, 2008, Mr. Hunn exercised 1,550 stock options with an exercise price of $0.63 and fair value of $16.66. On August 7, 2008, Mr. Hunn exercised 1,550 stock options with an exercise price of $0.63 and fair value of $16.00. On September 2, 2008, Mr. Hunn exercised 1,550 stock options with an exercise price of $0.63 and fair value of $17.68. On October 1, 2008, Mr. Hunn exercised 1,550 stock options with an exercise price of $0.63 and fair value of $16.24.

(2)	These NEOs did not exercise any stock options in 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock option awards by the NEOs. There are no current holdings by the NEOs of any unvested stock awards as of December 31, 2008. This table includes both exercisable (vested) and unexercisable (unvested) stock option awards. Information regarding the vesting period for each grant can be found in the footnotes following the table. For additional information about our stock option awards, refer to “Equity Awards” above.

2008 Outstanding Equity Awards Table

			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option	Option
			Options	Options	Exercise	Expiration
Name of Executive	Grant Date		Exercisable	Unexercisable	Price ($)	Date

John A. Bardis	4/21/04	(1)	17,204	4,302	1.56	4/21/14
	2/3/05	(9)	3,334	—	2.86	2/3/15
	2/3/05	(2)	6,830	5,625	2.86	2/3/15
	9/14/05	(3)	21,334	28,001	2.86	9/14/15
	7/5/06	(4)	16,200	18,001	9.68	7/5/16
	10/5/06	(5)(9)	14,999	5,001	9.68	10/5/16
	9/10/07	(7)(9)	8,888	11,112	9.29	9/10/17
	9/10/07	(6)	6,613	18,187	9.29	9/10/17
L. Neil Hunn	11/26/01		13,800	—	0.63	11/26/11
	4/21/04	(1)	24,085	1,721	1.56	4/21/14
	2/3/05	(2)	22,095	6,725	2.86	2/3/15
	7/5/06	(4)	5,999	6,001	9.68	7/5/16
	9/10/07	(6)	14,933	41,067	9.29	9/10/17
	9/17/07	(6)	10,666	29,334	9.29	9/17/17
	3/25/08	(8)	2,513	12,569	15.95	3/25/18
Rand A. Ballard	4/21/04	(1)	20,645	5,162	1.56	4/21/14
	2/3/05	(9)	3,334	—	2.86	2/3/15
	2/3/05	(2)	6,830	5,625	2.86	2/3/15
	7/5/06	(4)	10,200	18,001	9.68	7/5/16
	10/5/06	(5)(9)	8,889	5,001	9.68	10/5/16
	9/10/07	(7)(9)	8,888	11,112	9.29	9/10/17
	9/10/07	(6)	6,613	18,187	9.29	9/10/17
	3/25/08	(8)	2,513	12,569	15.95	3/25/18
Jonathan H. Glenn	4/21/04	(1)	15,141	3,785	1.56	4/21/14
	2/3/05	(2)	3,474	3,041	2.86	2/3/15
	7/5/06	(4)	4,267	8,001	9.68	7/5/16
	9/10/07	(6)	6,399	17,601	9.29	9/10/17
	3/25/08	(8)	2,513	12,569	15.95	3/25/18
Scott E. Gressett	4/21/04	(1)	6,709	2,237	1.56	4/21/14
	2/3/05	(2)	5,764	6,725	2.86	2/3/15
	7/5/06	(4)	5,999	6,001	9.68	7/5/16
	9/10/07	(6)	12,799	35,201	9.29	9/10/17
	9/17/07	(6)	6,399	17,601	9.29	9/17/17
	3/25/08	(8)	2,513	12,569	15.95	3/25/18

(1)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on May 1, 2004, such that 100% of the options will be fully vested on April 1, 2009.

(2)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on March 1, 2005, such that 100% of the options will be fully vested on February 1, 2010.

(3)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on October 1, 2005, such that 100% of the options will be fully vested on September 1, 2010.

(4)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on August 1, 2006, such that 100% of the options will be fully vested on July 1, 2011.

(5)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on October 1, 2006, such that 100% of the options will be fully vested on September 1, 2009.

(6)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on September 1, 2007, such that 100% of the options will be fully vested on August 1, 2012.

(7)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on September 1, 2007, such that 100% of the options will be fully vested on August 1, 2010.

(8)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on March 1, 2008, such that 100% of the options will be fully vested on February 1, 2013.

(9)	These stock option grants were awarded as compensation for service on our Board of Directors.

Potential Payments Upon Termination or Change In Control

The information in the table below describes and quantifies certain estimated compensation that would become payable following a change in control or termination of employment of any one of our NEOs. The compensation shown below does not include forms of compensation generally available to all salaried employees upon termination of employment, such as distributions under the Savings Plan, disability benefits and accrued vacation pay. The table assumes that the change in control or termination of employment occurred on December 31, 2008.

Potential Payments Upon Termination or Change In Control

			Target		Value of	Value of
			Cash	Healthcare	Unvested	Tax
			Incentive	Benefits	Options	Gross-Up
	Event	Salary ($)	($)	($)	($)(6)	($)(7)	Total ($)

John A. Bardis	(1)	—	—	—	719,615	—	719,615
	(2)	1,200,000	720,000	21,245	719,615	—	2,660,860
	(3)	800,000	480,000	21,245	—	—	1,301,245
	(4)	—	240,000	—	—	—	240,000
	(5)	—	—	—	—	—	—
L. Neil Hunn	(1)	—	—	—	504,748	—	504,748
	(2)	500,000	200,000	21,698	504,748	302,063	1,528,509
	(3)	250,000	100,000	21,698	—	—	371,698
	(4)	—	100,000	—	—	—	100,000
	(5)	—	—	—	—	—	—
Rand A. Ballard	(1)	—	—	—	402,098	—	402,098
	(2)	915,000	457,500	14,728	402,098	—	1,789,326
	(3)	610,000	305,000	14,728	—	—	929,728
	(4)	—	152,500	—	—	—	152,500
	(5)	—	—	—	—	—	—
Jonathan H. Glenn	(1)	—	—	—	217,884	—	217,884
	(2)	480,000	177,600	14,728	217,884	—	890,212
	(3)	240,000	88,800	14,728	—	—	343,528
	(4)	—	88,800	—	—	—	88,800
	(5)	—	—	—	—	—	—
Scott E. Gressett	(1)	—	—	—	418,026	—	418,026
	(2)	400,000	140,000	19,806	418,026	—	977,832
	(3)	200,000	70,000	19,806	—	—	289,806
	(4)	—	70,000	—	—	—	70,000
	(5)	—	—	—	—	—	—

Scenarios:

(1)	Pursuant to the terms of the NEO stock option agreements: in the event of a change in control, all options held which have not previously vested prior to the date of such change in control fully vest upon such change in control.

(2)	Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by us without “cause” or by the NEO with “good reason” within the two-year period following a change in control, the NEO will be entitled to, subject to the execution of a release, (i) full vesting of all equity awards, (ii) three times (or, in the case of Messrs. Hunn, Glenn and Gressett, two times) salary and annual target cash incentive amounts, and (iii) payment of COBRA premiums for the lesser of 18 months or the remaining term of employment.

(3)	Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by us without “cause” or by the NEO with “good reason” at any time (other than during the two years following a change in control), the NEO will be entitled to, subject to the execution of a release, (i) two times (or, in the case of Messrs. Hunn, Glenn and Gressett, one year of) salary and target annual cash incentive payments; and (ii) payment of COBRA premiums for the lesser of 18 months or the remaining term of employment.

(4)	Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by virtue of his death or disability, the target cash incentive for 2008 would be earned assuming the company’s financial performance objectives were achieved and approved by the compensation committee.

(5)	Pursuant to the terms of the NEO employment agreements: in the event that an NEO’s employment is terminated by us with “cause”, no obligation exists.

(6)	The amounts in this column are based on the fair value of those unvested option awards which were outstanding as of December 31, 2008. The amounts are calculated by taking the fair value per share of stock ($14.60, closing price on December 31, 2008) minus the related exercise price of each option multiplied by the number of options.

(7)	Pursuant to the terms of the NEO’s employment agreement: in the event that any payment under the agreements constitutes an “excess parachute payment” under Section 280G of the Internal Revenue Code, the NEOs are entitled to a gross-up payment to cover the 20% excise tax which may be imposed on such payment pursuant to Section 4999 of the Internal Revenue Code (amount shown is an estimate of the gross-up that would have been payable if such NEO’s employment was terminated on December 31, 2008 immediately following a change in control).

For more information regarding material conditions and obligations under these agreements, refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above.

Equity Compensation Plan Information

The information regarding securities authorized for issuance under the Company’s equity compensation plans is set forth below, as of December 31, 2008:

Number of Securities
			Weighted-	Remaining Available
			Average Exercise	for Future Issuance
	Number of Securities		Price of	Under Equity
	to be Issued Upon		Outstanding	Compensation Plans
	Exercise of		Options,	(Excluding Securities
	Outstanding Options,		Warrants and	Reflected in Column
Plan Category	Warrants and Rights		Rights	(a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	7,604,970	(1)	$9.00	5,782,954	(2)
Equity compensation plans not approved by security holders	—		—	—

Total(3)	7,604,970		$9.00	5,782,954

(1)	This amount includes 7,567,467 common stock options and 37,503 common stock warrants issued under our 2008 Long Term Performance Incentive Plan, 2004 Long Term Equity Incentive Plan and 1999 Stock Incentive Plan.

(2)	All securities remaining available for future issuance are issuable under our 2008 Long Term Performance Incentive Plan. See Note 10 to our consolidated financial statements for discussion of the equity plans, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	The above number of securities to be issued upon exercise of outstanding options, warrants, and rights does not include 427,344 options issued in connection with our acquisition of OSI Systems, Inc. in June 2003. These options have a weighted average exercise price of $1.58.

BOARD OF DIRECTORS

PROPOSAL NO. 1 — Election of Directors

The Board of Directors consists of eleven directorships and currently has one vacant directorship as a result of Mr. Norman’s retirement from the Board of Directors on February 1, 2009. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Each of the three individuals identified below has been nominated to stand for election for a three-year term that expires at the 2012 annual meeting of the Company’s stockholders. Each of these individuals has consented to be named as a nominee in this proxy statement and to serve as a director until the expiration of his respective term and until such nominee’s successor has been elected or qualified or until the earlier resignation or removal of such nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S NOMINEES ON THE ENCLOSED PROXY CARD.

Should any one or more of the nominees named in this proxy statement become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, unless the Board of Directors by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

The Board has nominated Messrs. Rand A. Ballard, C.A. Lance Piccolo and Bruce F. Wesson for election as Class II directors at our 2009 Annual Meeting of Stockholders for a term of three years to serve until the 2012 annual meeting of stockholders, and until their respective successors have been elected and qualified. The Class III directors (Messrs. John A. Bardis, Harris Hyman IV, D. Scott Mackesy and Terrence J. Mulligan) and the Class I directors (Mrs. Samantha Trotman Burman and Messrs. Vernon R. Loucks, Jr. and John C. Rutherford) will serve until the annual meetings of stockholders to be held in 2010 and 2011, respectively, and until their respective successors have been elected and qualified.

The following is a brief listing of the term as a director of our Board, principal occupation, business experience and other directorships of the nominees for election as Class II Directors.

Nominees for Directors in Class II
(The term of these nominee directors would expire at the annual meeting of stockholders in 2012)

Rand A. Ballard has served as our Chief Operating Officer and Chief Customer Officer since October 2006 and has been a director since 2003. Prior to serving as our Chief Operating Officer, Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. In addition to his position at MedAssets, Mr. Ballard serves as Chairman of the Board of the Meals on Wheels Association of America Foundation, Chairman of Healthcare Industry Group Purchasing Association (HIGPA), Vice President of Health Careers Foundation and Hire Heroes USA, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field and helping veterans find jobs.

C.A. Lance Piccolo has served as one of our directors since April 2004. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo serves on the board of directors of American TeleCare, CVS Caremark Corporation, Lake Forest Hospital Foundation and NovaMed, Inc. He is a trustee of Boston University and a member of the Kellogg Graduate School of Management Advisory Board of Northwestern University. Mr. Piccolo holds a Bachelor of Science degree from Boston University.

Bruce F. Wesson has served as one of our directors since June 1999 and currently serves as Vice-Chairman of our Board of Directors and Chairman of the audit committee of our Board of Directors. Mr. Wesson has been a Partner of Galen Associates, a healthcare venture firm, and a General Partner of Galen Partners III, L.P. since January 1991. Prior to his association with Galen, Mr. Wesson served as Senior Vice President and Managing Director in the Corporate Finance Division of Smith Barney, an investment banking firm. He currently is a director for Chemtura Corporation, Derma Sciences, Inc., Acura Pharmaceuticals, Inc., and several privately held companies. Mr. Wesson holds a B.A. from Colgate University and a M.B.A. from Columbia Graduate Business School.

APPOINTMENT OF AUDITORS

PROPOSAL NO. 2 — Ratification of the Appointment of Auditors

The Board of Directors upon the recommendation of the audit committee has retained BDO Seidman, LLP as independent registered public accounting firm to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2009 and to perform such other services as may be required of them. The Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate stockholder questions.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER VOTING MATTERS

Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxy holders will vote upon them in accordance with their best judgment.

CERTAIN RELATIONSHIPS

Registration Rights Agreement

We are a party to a registration rights agreement with certain holders of our common stock and certain of our employees, including affiliates of Welsh Carson, Galen, Parthenon, Grotech and Messrs. Mulligan, Norman, Mackesy, Bardis and Gressett. The shares of stock held by these parties are referred to as registrable securities. Under the terms of the registration rights agreement, we have, among other things:

•	agreed to use our diligent best efforts to effect up to two registered offerings upon request from certain holders of our common stock;

•	agreed to use our best efforts to qualify for registration on Form S-3, following which holders of registrable securities party to the registration rights agreement will have the right to request an unlimited amount of registrations on Form S-3; and

•	granted certain incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement if we determine to register any of our securities under the Securities Act, either for our own account or for the account of other security holders.

Our obligation to effect any demand for registration by the holders of our common stock discussed in the first and second bulleted item above is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of certain thresholds specified in the registration rights agreement. We may, in certain circumstances, defer any registration. In an underwritten offering, the representative of underwriters, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include.

In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions applicable to the sale of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Review, Approval or Ratification of Transactions with Related Parties

Our Board of Directors has adopted certain policies and procedures with respect to related party transactions. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial holders of more than 5% of our common stock (on an as converted basis), or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our audit committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related party transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. The approval of our compensation, governance and nominating committee is required to approve any transaction that involves compensation to our directors and executive officers.

All related party transactions will be approved by our audit committee. Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, the audit committee is required to obtain, or is required to direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

Following receipt of the necessary information, a discussion is required to be held of the relevant factors, if deemed to be necessary by the committee, prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. No related party transaction is permitted to be entered into prior to the completion of these procedures.

The audit committee is required to approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee determines in good faith to be necessary. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Arrangement with JJB Aviation, LLC

In 2008, we entered into transactions with Mr. John Bardis, our chairman, president and chief executive officer, for the certain use of an airplane owned by JJB Aviation, LLC (“JJB”), a limited liability company, owned by Mr. Bardis. We pay Mr. Bardis at market-based rates for the use of the airplane for business purposes. The audit committee of the Board of Directors reviews such usage of the airplane and approves any payment that exceeds the agreed-upon arrangement. As of March 31, 2009, we incurred charges of $1,128,000 related to these transactions with Mr. Bardis.

Employment of Daniel Mulligan

On February 4, 2009, Daniel Mulligan, the son of Terrence Mulligan, a Company director, was hired as an executive in the Company’s revenue cycle management business. Daniel Mulligan’s current annual salary is $130,000; he is eligible to receive a salary increase of up to $20,000 and a possible bonus of up to 20% of salary earned.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

To date, the Board has not developed formal processes by which stockholders may communicate directly with directors because it believes that the existing informal process, in which any communication sent to the Board, either generally or in care of the Chief Executive Officer, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the stockholders’ needs. In view of recently adopted disclosure requirements by the SEC related to this issue, the Company may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Alpharetta, Georgia. The mailing envelope must contain a clear notation indicating the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Such communications will be forwarded to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

STOCKHOLDER PROPOSALS — 2010 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be included in the Company’s proxy statement and form of proxy relating to the Company’s next annual meeting of stockholders must be in writing and received by the Secretary of the Company at the Company’s office at 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on or after January 28, 2010 but no later than February 27, 2010. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after May 28, 2010, in order to be timely, notice by the stockholder must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.

For any other proposal that a stockholder wishes to have considered at the 2010 annual meeting of the Company’s stockholders, and for any nomination of a person for election to the Board at the 2010 annual meeting of the Company’s stockholders, the Company must have received written notice of such proposal or nomination during the period beginning January 28, 2010 and ending February 27, 2010. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after May 28, 2010, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, our by-laws, and the rules and regulations of the SEC.

Any stockholder interested in making a proposal is referred to Article II, Section 4 of our by-laws.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

SOLICITATION OF PROXIES

Proxies in the form enclosed are being solicited by the Board of Directors. Proxies may be solicited by mail, advertisement, telephone, facsimile, telegraph and email, and personally by directors or executive officers. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules promulgated by the SEC and applicable stock exchanges.

The total cost of solicitation of proxies with respect to the Annual Meeting will be borne by the Company. MacKenzie Partners, Inc. has been retained to assist in soliciting proxies for a fee of $4,000, plus distribution costs and other costs and expenses.

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Investor Relations, MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, (866) 323-6332.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Secretary, at the address or telephone number provided above.

The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008 and the Proxy are available to all investors on the Internet in the Investor Relations section of the Company’s website (www.medassets.com) and will be provided to any stockholder of record at the close of business on April 23, 2009 without charge upon written request to MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022, Attention: Investor Relations.

By order of the Board of Directors,

John A. Bardis
Chairman, President and Chief Executive Officer

PROXY
     The undersigned hereby appoints Jonathan H. Glenn and John A. Bardis and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of MEDASSETS, INC. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on May 28, 2009 at 11:00 a.m. (local time) and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such stock.
PROXY VOTING INSTRUCTIONS
INTERNET — Access “www.investorvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2009;
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible;
TELEPHONE — Call toll-free 1-800-652-VOTE (1-800-652-8683) in the United States, Canada and Puerto Rico and follow the instructions. Have your proxy card available when you call. You may provide your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2009; or
IN PERSON — You may vote your shares in person by attending the Annual Meeting.
The undersigned authorizes and instructs said proxies to vote as follows:

1.	To elect three Class II directors.	☐ FOR all nominees listed below (except marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
Messrs. Rand A. Ballard, C.A. Lance Piccolo and Bruce F. Wesson

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)
Withhold Authority:___________________________________

2.	To ratify the appointment of BDO Seidman, LLP, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the Annual Meeting or any adjournments or postponements thereof.
     The Board of Directors recommends a vote “FOR” each proposal above.
(continued and to be signed on reverse side)

5   FOLD AND DETACH HERE    5
PLEASE COMPLETE THIS PROXY AND DATE AND SIGN ON REVERSE SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE EITHER BY INTERNET OR
TELEPHONE.
(continued from reverse side, which should be read before signing)
This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof. If no instruction to the contrary is indicated, this Proxy will be voted FOR all nominees for director and FOR Item 2.

Dated: , 2008

(Signature)

(Signature/Title)
Please sign exactly as your name or names appear at the left.

Please return this proxy in the accompanying business reply envelope even if you expect to attend in person.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

5   FOLD AND DETACH HERE   5
IMPORTANT:
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE OR VOTE EITHER BY INTERNET OR TELEPHONE.